Exhibit 10.8

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of this 3rd day of April, 2013 (the “Effective Date”), by and among JAGGED PEAK ENERGY MANAGEMENT LLC, a Delaware limited liability company (the “Company”), and Joseph N. Jaggers, III (“Executive”). Terms used in this Agreement and not otherwise defined shall have the respective meanings given to such terms in the Limited Liability Company Agreement of Jagged Peak Energy LLC, dated effective as of the Effective Date (the “Company Agreement”).

RECITAL

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship between Executive and the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

TERMS

1.                                      Employment Period.The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.  The initial term of this Agreement shall commence on the Effective Date and end on the earliest to occur of (i) thirty (30) days after the sale of all or substantially all of the assets of the Company or (ii) the date of termination of Executive’s employment in accordance with Section 4.  The period from the Effective Date through the date of termination of this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

2.                                      Position and Duties.

(a)                                 During the Employment Period, Executive shall be employed by the Company and hold the title of President and Chief Executive Officer of the Company and Chairman of the Board of Directors of Jagged Peak Energy LLC (the “Board”), with such duties and responsibilities that are customary in that position.  In addition, the Board may assign Executive such duties and responsibilities that are not substantially inconsistent with Executive’s position as President and Chief Executive Officer of the Company and that are mutually agreed to by Executive and the Company.

(b)                                 During the Employment Period, Executive shall devote substantially all of Executive’s skill, knowledge and working time to the business and affairs of the Company; provided that in no event shall this sentence prohibit Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially and adversely interfere with Executive’s duties for the Company and are in compliance with the Company’s policies.  For the avoidance of doubt, the Company acknowledges and agrees that Executive may serve on the Board of Directors (or comparable governing body) of one for-profit organization and that such service is expressly permitted hereunder provided Executive notifies the Board prior to the acceptance of such position. Executive shall perform Executive’s services at the Company’s headquarters, presently located in Denver, Colorado.  Executive shall use Executive’s best efforts to carry out Executive’s duties and responsibilities under this Agreement faithfully and efficiently in the best interests of the Company, and Executive shall perform those duties and responsibilities in a manner consistent with expectations for a reasonably prudent executive.

3.                                      Compensation.

(a)                                 Base Salary.  During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) at the rate of $300,000, subject to such adjustments as may be approved by the Board of Directors; provided, however, Executive’s Annual Base Salary shall not be decreased without Executive’s prior written consent.  The Company shall pay the Annual Base Salary to Executive in accordance with its normal payroll policies and practices.

(b)                                 Annual Incentive Compensation.  In addition to the Annual Base Salary, Executive is eligible to receive an annual cash bonus each fiscal year during the Employment Period as determined in accordance with the Company’s annual incentive plan(s) and as approved by the Board (the “Annual Bonus”).  For each fiscal year during the Employment Period, the Annual Bonus shall be targeted at 60% of Executive’s Annual Base Salary (the “Target Bonus”) (as prorated for partial years after 2013 determined on the basis of the number of days during which Executive served the Company during the applicable fiscal year, it being acknowledged and understood that Executive shall be eligible for an Annual Bonus for 2013 that shall be calculated as if Executive was employed by the Company throughout 2013).  The actual amount of any Annual Bonus shall depend on the level of achievement of the applicable performance criteria established with respect to the Annual Bonus by the Board in its reasonable discretion.  The Annual Bonus shall be paid no later than two and a half (2½) months following the end of the fiscal year to which the Annual Bonus relates.

(c)                                  Matters Relating to Interests in the Company.  Executive will be entitled to acquire Capital Interests and Management Incentive Interests in the Company as provided in the Company Agreement, the Incentive Pool Plan (the “Plan”) and any applicable Award Letters (as defined in the Plan). Such interests are subject to forfeiture and repurchase as provided in the Company Agreement, the Plan and, if applicable, any Award Letter; provided, however, that the Company agrees that it will not, without the express prior written consent of Executive (or, if applicable, Executive’s representative or estate), exercise the option set forth in the Company Agreement to acquire any Capital Interests or Management Incentive Interests owned by Executive if (i) Executive dies or becomes Disabled, (ii) Executive’s employment is terminated without Cause, (iii) solely with respect to Capital Interests, Executive terminates Executive’s employment with or without Good Reason, or (iv) solely with respect to Management Incentive Interests, Executive’s termination of employment as a result of a hardship encountered by the Executive, as determined by the Board.  In addition to the foregoing, the Management Incentive Interests of Executive may not be diluted as a result of the creation and issuance of Management Incentive Interests in addition to the initial Management Incentive Interests contained in the Plan in excess of 1.5 percentage points of the total Management Incentive Interests authorized including any new interests created (e.g., from 15% of the total Management Incentive Interests to 13.5% of the total Management Incentive Interests including any new interests created).

(d)                                 Other Benefits.

(i)                                Welfare and Benefit Plans.  During the Employment Period: (A) Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to the same extent as other senior executive employees; and (B) Executive and/or Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, to the extent provided, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as other senior executive employees.

(ii)                             Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable travel, recruiting and other expenses incurred by Executive in carrying out Executive’s duties on behalf of the Company, provided that Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of the incurrence and purpose of such expenses.  For the avoidance of doubt, the Company shall reimburse Executive for all reasonable expenses incurred by Executive between January 1, 2013 and the Effective Date, and such reimbursement shall occur no later than thirty (30) days after the Effective Date.

(iii)                          Vacation.  Executive shall be entitled to vacation and/or time off in accordance with the Company’s policies on accrual and use applicable to senior executive officers as in effect from time to time.

4.                                      Termination.

(a)                                 Definitions.  As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

(i)                                “Cause” has the meaning provided in the Company Agreement.

(ii)                             “Disability” means total and permanent disability or such similar term as used in the Company’s long-term disability plan maintained as of the date of Executive’s termination.

(iii)                          “Good Reason” means the occurrence, without Executive’s express written consent of:

(A)                               a material reduction in Executive’s Annual Base Salary or Annual Bonus target percentage;

(B)                               a relocation of Executive’s principal place of employment from the greater Denver metropolitan area;

(C)                               any breach by the Company of any material provision of this Agreement; or

(D)                               a material diminution in Executive’s authority, duties or responsibilities or an adverse change in Executive’s reporting relationship.

provided, however, that Executive gives written notice to the Company of the existence of such a condition within ninety (90) days of the initial existence of the condition, the Company has at least thirty (30) days from the date when such notice is provided to cure the condition (if such condition can be cured) without being required to make payments due to termination of employment, and the Executive actually terminates Executive’s employment for Good Reason within six (6) months of the initial occurrence of any of the conditions above.

(b)                                 Termination as a Result of Death or Disability.  Executive’s employment and all associated rights and benefits shall terminate automatically upon Executive’s death.  If the Company determines in good faith that the Disability of Executive has occurred, it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive, provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.

(c)                                  Termination for Cause.  The Company may terminate Executive’s employment at any time for Cause.

(d)                                 Termination without Cause.  The Company may terminate Executive’s employment at any time without Cause.

(e)                                  Resignation.  Executive may resign Executive’s employment at any time with or without Good Reason.

(f)                                   Obligations of the Company Upon Termination.

(i)                                By the Company for Cause or Resignation without Good Reason.  If Executive’s employment is terminated by the Company for Cause or Executive resigns without Good Reason, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of (A) Executive’s Annual Base Salary through the date of termination to the extent not theretofore paid; and (B) payment to Executive of any amounts due as of the date of termination pursuant to the terms of any applicable employee benefit plans (such amounts referenced in parts (A) and (B), the “Accrued Obligations”), which Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days of the effective date of termination or earlier if required by law. For the avoidance of doubt, Executive shall continue to be entitled to receive any and all post-employment benefits that may be available to Executive pursuant to the terms of any applicable employee benefit plans at the time and in the manner provided by the terms of such employee benefit plans (the “Benefit Plan Entitlements”).

(ii)                             Death or Disability.  If Executive’s employment is terminated by reason of Executive’s Death or Disability, this Agreement shall terminate without further obligations to Executive or to Executive’s estate or beneficiary, as applicable, other than provision of the Benefit Plan Entitlements and payment of the Accrued Obligations as of the date of Executive’s Death or Disability in a lump sum in cash within thirty (30) days of the effective date of termination or earlier if required by law.

(iii)                          By the Company without Cause or by Executive for Good Reason.  If the Company terminates Executive’s employment for any reason other than for Cause or Executive terminates Executive’s employment for Good Reason, this Agreement shall terminate without further obligations to Executive other than:

(A)                               Provision of the Benefit Plan Entitlements and payment of the Accrued Obligations through the effective date of termination in a lump sum in cash within thirty (30) days of the effective date of termination; and

(B)                               payment of an amount equal to: (i) two times Executive’s Annual Base Salary as in effect immediately prior to the date of termination but ignoring any decrease in Executive’s Annual Base Salary that forms the basis for Good Reason; plus (ii) two times the Target Bonus as in effect immediately prior to the date of termination but ignoring any decrease in Executive’s Target Bonus that forms the basis for Good Reason, payable in a lump sum on the sixtieth (60th) day following the effective date of termination; provided, however, that as conditions precedent to receiving the payments and benefits provided for in this Section 4(f)(iii)(B), Executive shall first execute and deliver to the Company the Release, and all rights of Executive thereunder or under applicable law to rescind or revoke the Release shall have expired no later than sixty (60) days after the date of termination.  If the Release has not become effective and irrevocable prior to the sixtieth (60th) day following the effective date of the termination, all payments and benefits set forth in this Section 4(f)(iii)(B) shall be forfeited and, in the case of any such payments or benefits that have been made as of such time, shall be returned by Executive to the Company.

(iv)                         Exclusive Remedy.  Executive agrees that any payments due pursuant to Section 4(f)(iii)(B) shall constitute the exclusive and sole remedy for any termination of

Executive’s employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  Nothing herein shall limit any of Executive’s rights with regard to equity or incentives (which shall be controlled by the relevant plan and grants) or any rights to indemnification, advancement or payment of legal fees and costs, and coverage under directors and officers liability insurance, which such rights shall survive the termination of Executive’s employment regardless of the reason for such termination.

(v)                            Recoupment of Payments.  Anything in this Agreement to the contrary notwithstanding, the Company shall have the right to seek reimbursement from Executive of, and Executive shall be obligated to reimburse the Company for, all payments or benefits pursuant to this Section 4(f)(iii)(B) upon the Company’s discovery, within the twelve months following the date that Executive’s employment terminates, of any material breach by Executive of Executive’s obligations under the Release or Section 7 of this Agreement.

(g)                                  Survival of Certain Obligations Following Termination.  Notwithstanding any other provision contained in this Agreement, the provisions in Section 4 and Sections 6 through 10 and 12 through 20 of this Agreement shall survive any termination of Executive’s employment hereunder (and shall be subject to Executive’s right to receive the payments and benefits provided under this Section 4).

5.                                      Capital Commitments.In accordance with and subject to the terms of the Company Agreement, Executive shall have an aggregate Capital Commitment (as defined in the Company Agreement) of $5,000,000 (the “Commitment Amount”).  Notwithstanding the foregoing, in the event that the amount distributed from the escrow from the sale of Ute Energy LLC is less than $60,000,000, then Executive will have a one-time option to reduce his capital commitment from $5,000,000 to $4,000,000.

6.                                      Confidential Information.Except in the good-faith performance of Executive’s duties hereunder, Executive shall not disclose to any person or entity or use, any proprietary or commercially sensitive information not in the public domain, in any form, acquired by Executive while Executive was employed or associated with the Company or, if acquired following the termination of such association, such information which, to Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company, relating to the Company or its business.  Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company, and Executive shall return to the Company the originals and all copies of any such information provided to or acquired by Executive in connection with Executive’s association with the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by Executive during the course of such association.

7.                                      [Intentionally Deleted]

8.                                      [Intentionally Deleted]

9.                                      [Intentionally Deleted]

10.                               Injunctive Relief.The parties hereto agree that the Company would suffer irreparable harm from a breach by Executive of any of the covenants contained in Section 6 above, for which there is no adequate remedy at law.  Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of this Agreement, the Company, or its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief in order to enforce compliance with, or prevent any violation of, the provisions hereof; and that, in the event of such a breach or threat thereof, the Company, without posting a bond, shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.

11.                               [Intentionally Deleted]

12.                               Arbitration.Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory or common law claims, shall be submitted to arbitration in Denver, Colorado, before a sole arbitrator selected from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or other mutually agreed upon arbitration provider (in either case, the “Arbitrator”), as the exclusive forum for the resolution of such dispute.  Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator.  Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment, and under no circumstances shall class claims be processed or participated in by Executive.  The parties agree that Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee.  Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his or her reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

13.                               Governing Law.This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws principles thereof.  Each party shall submit to the venue and personal jurisdiction of the Colorado state and federal courts concerning any dispute for which judicial redress is permitted pursuant to this Agreement; provided, however, that the Company is not limited in seeking relief in those courts.

14.                               Taxes.

(a)                                 Executive shall be solely liable for Executive’s tax consequences of compensation and benefits payable under this Agreement, including any consequences of the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)                                 In order to comply with all applicable federal or state income tax laws or regulations, the Company may withhold from any payments made under this Agreement all applicable federal, state, city or other applicable taxes.

15.                               Section 409A.

(a)                                 It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to additional tax under such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

(b)                                 Each payment or benefit made pursuant to this Agreement shall be deemed to be a separate payment for purposes of Section 409A of the Code.  In addition, payments or benefits pursuant to this Agreement shall be exempt from the requirements of Section 409A of the Code to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), as exempt reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.  No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A of the Code.

(c)                                  For purposes of this Agreement, phrases such as “termination of employment” shall be deemed to mean “separation from service,” as defined in Section 409A of the Code and the Treasury Regulations thereunder.  For clarity, if Executive terminates employment but does not incur a “separation from service” under Section 409A of the Code, and the Company does not pay any severance pay or benefits to Executive at the time of Executive’s termination to comply with Section 409A, such severance pay and benefits will be paid at such time as

Executive incurs a “separation from service” under Section 409A of the Code and the Treasury Regulations thereunder.

(d)                                 If Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six (6) months after Executive’s “separation from service” that, absent the application of this Section 15(d), would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) six (6) months after Executive’s “separation from service,” or (ii) Executive’s death.

(e)                                  All taxable reimbursements provided hereunder that are deferred compensation subject to the requirements of Section 409A of the Code shall be made not later than the calendar year following the calendar year in which the expense was incurred and no expenses under Section 3(d)(ii) may be incurred after December 31 of the year following the Employee’s date of termination.  Any such taxable reimbursements or any taxable in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

16.                               Legal Restrictions.Notwithstanding anything to the contrary in this Agreement, neither the Company nor Executive will be required to comply with any term, covenant or condition of this Agreement if and to the extent prohibited by applicable law. Executive shall reimburse the Company for incentive-based or equity-based compensation and profits realized from any payments pursuant to this Agreement as required by applicable law, including, but not limited to, Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and agrees that the Company need not comply with any term, covenant or condition of this Agreement to the extent that doing so would require that Executive reimburse the Company for such amounts pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 and/or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

17.                               Entire Agreement.This Agreement (including Exhibits) and the Company Agreement (including Exhibits) constitute and contain the entire agreements and final understandings concerning Executive’s employment with the Company and the other subject matters addressed herein between the parties and supersede and replace all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.

18.                               Amendment and Waiver.The provisions of this Agreement may be amended or waived only with the prior written consent of the Board (or a person expressly authorized thereby) and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19.                               [Intentionally Deleted]

20.                               Miscellaneous.

(a)                                 Binding Effect.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that neither party may assign their rights or delegate their obligations hereunder without the prior written consent of the other party.

(b)                                 Notices.  All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

If to the Company, to:

Jagged Peak Energy LLC
1875 Lawrence Street, Suite 200

Denver, CO 80202

Attn:  Laurie A. Bales

with a copy to:

Q-Jagged Peak Energy Investment Partners LLC
1401 McKinney Street, Suite 2700

Houston, TX 77010-4045

Attn:  General Counsel
Facsimile No.:  713-452—2021

If to Executive, to:

Jagged Peak Energy LLC

1875 Lawrence Street, Suite 200

Denver, CO 80202

Attn: Joseph N. Jaggers, III

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received.  If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

(c)                                  Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof

(d)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(e)                                  Construction.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

(f)                                   Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Jagged Peak Energy Management LLC

By:	/s/ Wil VanLoh, Jr.
Name: S. Wil VanLoh, Jr.
Title: Authorized Signatory

EXECUTIVE:

/s/ Joseph N. Jaggers, III
Joseph N. Jaggers, III

STRICTLY CONFIDENTIAL

EXHIBIT A

GENERAL RELEASE

1.                                      Definitions.

I intend all words used by this Release to have their plain meanings in ordinary English.  These terms shall have the following meanings:

A.                                    I, me, my and Releasor mean me and anyone who has or obtains any legal rights or claims through me.

B.                                    Employer means:  (1) Jagged Peak Management LLC (the “Company”), (2) any company related to the Company in the past or present, including, without limitation, Q-Jagged Peak Energy Investment Partners LLC, (3) limited to their capacities related to the Company, the past and present officers, directors, employees, members, attorneys, agents and representatives of the Company, (4) any present or past employee benefit plan sponsored by the Company and/or officers, directors, trustees, administrators, employees, attorneys, agents and representatives of such plan, (5) and any person (limited to his or her capacity related to the Company) who acted on behalf of the Company on instruction from the Company.

C.                                    Employment Agreement means that certain Executive Employment Agreement dated as of April 3, 2013, by and among me and the Company.

D.                                    My Claims means all of my rights to any relief of any kind from the Employer, including but not limited to:

1.                                      All claims I now have, whether or not I now know about such claims, arising out of or relating to my past employment with Employer, the termination of that employment or statements or actions of the Employer including, but not limited to: breach of contract; defamation; infliction of emotional distress; wrongful discharge; workers’ compensation retaliation; violation of the Age Discrimination in Employment Act of 1967; Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1866 and 1871; the Civil Rights Act of 1991; the Family and Medical Leave Act; the National Labor Relations Act; The Americans with Disabilities Act; COBRA; ERISA; the anti-discrimination laws of the state in which I reside and of any other state; the Wage Claim Act or corresponding statute of the state in which I reside; and/or any other federal, state or local statute, law, ordinance, regulation, order or principle of common law relating to or governing the employment relationship;

but excluding (i) my rights to receive payments and benefits pursuant to Section 4(f)of my Employment Agreement; (ii) my rights to indemnification (including advancement and reimbursement of attorneys’ fees) and directors and officers liability insurance; (iii) my rights as a stockholder of the Company; (iii) my rights to any payment or benefit under any employee benefit plan, program or policy or equity or incentive plan or the Company Agreement; and (iv) my rights to any vesting of any equity grant pursuant to the terms of such equity grant.

2.                                      Agreement to Release My Claims.

In exchange for my right to receive payments and other benefits under Section 4(f)(iii)(B) of my Employment Agreement, I agree to give up all My Claims against the Employer and give up all other actions, causes of action, claims or administrative complaints that I have against the Employer.  I will not bring any lawsuits or administrative claims against the Employer relating to the claims that I have released nor will I allow any lawsuits or claims to be brought or continued on my behalf or in my name.  The money and other consideration I receive pursuant to Sections 4(f)(iii)(B) of my Employment Agreement is a full and fair payment for the release of My Claims and the Employer does not owe me anything further for My Claims.  Separate from this agreement, I will also receive the Accrued Obligations and Benefit Plan Entitlements (as defined in my Employment Agreement).  My rights to receive the other payments and benefits due under Sections 4(f)(iii)(B) of my Employment Agreement shall be effective only after receipt by the Employer of this Release, signed by me and properly notarized, and after the expiration of the seven (7) day revocation period mentioned in Section 5, below.  I understand that I will not receive any payments due me under Sections 4(f)(iii)(A) of my Employment Agreement if I revoke or rescind this Release, and in any event, until after the seven (7) day revocation period has expired.

3.                                      Additional Agreement and Understandings.

Even though the Employer will pay me to settle and release My Claims, the Employer does not admit that it is legally obligated to me, and the Employer denies that it is responsible or legally obligated for My Claims or that it has engaged in any improper conduct or wrongdoing against me.

I have read this Release carefully and understand its terms.  I am hereby being advised by the Employer to consult with an attorney prior to signing this Release.  My decision to sign or not to sign this Release is my own voluntary decision made with full knowledge that the Employer has advised me to consult with an attorney.  In agreeing to sign this Release, I have not relied on any statement or explanation of my rights or obligations made by the Employer or its attorneys.

I am old enough to sign this Release and to be legally bound by the agreements that I am making.  I represent that I have not filed for personal bankruptcy or been involved in any personal bankruptcy proceeding between the time any of My Claims accrued and date of my signature below.  I am legally able and entitled to receive the entire sum of money being paid to me by the Employer in settlement of My Claims.  I have not assigned or pledged any of My Claims or any portion of them to any third person.  I understand and agree that this Release contains all the agreements between the Employer and me relating to this settlement, and that it supersedes all prior negotiations and agreements relating to the subject matter hereof.

4.                                      Twenty-One Day Period to Consider the Release.

I understand that I have twenty-one (21) days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release.  If I cannot make up my mind in that time, the Employer may or may not allow more time.  I acknowledge that if I sign this Release before the end of the twenty-one (21) day period, it will be my personal, voluntary decision to do so.

5.                                      Seven Day Period to Rescind the Release.

I understand that I may rescind (that is, cancel) this Release for any reason within seven (7) calendar days after I sign and deliver it to the Employer.  I understand that my notice rescinding this agreement must be in writing and hand-delivered to the Employer.

6.                                      Non-Disparagement.

I agree that I will not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that is intended to disparage, either professionally or personally, the Company or its parents, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, employees, or officers.

7.                                      Survival of Certain Provisions of Employment Agreement.

Sections 5 through 10 and 12 through 20 of the Employment Agreement (but subject to Executive’s right to receive the payments and benefits provided under Section 4) shall survive the termination of my employment and are incorporated herein by reference as if fully set forth.

8.                                      Choice of Law.

This Release shall be deemed to have been executed and delivered within the State of Colorado, and my rights and obligations and the rights and obligations of the Employer hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to principles of conflict of laws.

9.                                      Arbitration.

Any dispute or controversy arising out of interpretation or enforcement of this Release shall be resolved pursuant to the terms set forth in Section 12 of the Employment Agreement.

10.                               Severability.

If any provision of this Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions.  On the contrary, such remaining provisions shall be fully severable, and this Release shall be construed and enforced as if such invalid provisions never had been inserted in the Release.

RELEASOR

Joseph N. Jaggers, III

Date:

AGREED AND ACCEPTED FOR EMPLOYER:

JAGGED PEAK MANAGEMENT LLC

By:

Title:

Date: